Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:
Eric E. Stickels
Executive Vice President and Chief Financial Officer
(315) 366-3702
ONEIDA FINANCIAL CORP.
COMPLETES SECOND STEP CONVERSION AND $31.5 MILLION STOCK OFFERING
Oneida, New York, July 7, 2010 — Oneida Financial Corp. (the “Company”) (Nasdaq: ONFCD), the holding company for Oneida Savings Bank, announced today that it has completed the conversion from the mutual holding company structure and related public offering and is now a stock form holding company that is fully owned by the public. Oneida Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 3,937,500 shares of common stock in the subscription, community and syndicated community offerings, including 157,500 shares to the Oneida Savings Bank employee stock ownership plan. All shares were sold at a purchase price of $8.00 per share. Stifel, Nicolaus & Company, Incorporated acted as selling agent for the subscription offering and community offering portions of the offering. Stifel, Nicolaus & Company, Incorporated also acted as sole book-running manager for the syndicated community offering portion of the offering.
Concurrent with the completion of the offering, shares of Oneida Financial Corp., a federal corporation, common stock owned by public stockholders were exchanged for 0.9136 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $8.00 per share. As a result of the offering and the exchange, the Company now has approximately 7,165,303 shares outstanding and a market capitalization of approximately $57.3 million.
The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Market on July 7, 2010 under the symbol “ONFCD” for a period of 20 trading days and will thereafter trade as “ONFC.” Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 7, 2010. Oneida Financial Corp. stockholders holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts. Oneida Financial Corp. stockholders holding shares in certificated form will be mailed a letter of transmittal on or about July 13, 2010 and will receive their shares of Company common stock and a check representing cash in lieu of fractional shares after submitting their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., served as special counsel to the Company and Oneida Financial Corp. for the conversion and offering. RP Financial, LC., Arlington, Virginia served as independent appraiser for the conversion and offering.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.